                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, entered into as of March 29, 2001, between CORE, INC., a Massachusetts corporation (hereinafter called "CORE" or the "Company"), and George Carpenter IV of Laguna Niguel, California (hereinafter called "Executive").

         WHEREAS, Executive is presently an employee and officer of CORE;

         WHEREAS, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the "Merger Agreement"), among the Fortis, Inc., a Nevada corporation ("Fortis"), Core Merger Sub, Inc., a Massachusetts corporation ("Merger Corp.") and the Company, dated as of March 29, 2001, the Company will become a wholly owned subsidiary of Fortis; and

         WHEREAS, Executive had entered into an Employment Agreement with the Company dated July 15, 1999, as amended by amendment dated as of January 18, 2001 (collectively, the "Original Agreement"); and

         WHEREAS, in connection with the Merger Agreement, CORE and Executive each desire to enter into this Amended and Restated Employment Agreement concerning Executive's continuing employment with CORE, as a subsidiary of Fortis;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt of which is acknowledged by both parties hereto, the Company and Executive agree as follows:

         1. EMPLOYMENT. The Company will employ Executive and Executive will serve the Company as the Company's Chairman and CEO, all upon the terms and conditions provided herein. Absent consent of Executive, Executive's primary place of employment shall be within 50 (fifty) miles of 18881 Von Karman, Irvine, CA.

         1.A EFFECTIVE DATE. The terms and conditions set forth in this Agreement, while binding upon the parties hereto, shall become effective only upon the Closing, as such term is defined in the Merger Agreement, such date being hereinafter referred to as the "Effective Date" of this Agreement. In the event the Merger Agreement is terminated for any reason, Executive will remain subject to the terms and conditions set forth in the Original Agreement.

         2. DUTIES. Executive shall report to the Chief Financial Officer of the Fortis Benefits non-Medical Business Unit located in Kansas City, Missouri ("FBIC") (the "Supervisor"), and the Board of Directors of the Company. Executive in conjunction with other executives of the Company shall be responsible for the day to day business, operations and affairs of the Company. Executive's duties shall consist in duties delegated to Executive by the Supervisor or Board of Directors of the Company. In the performance of his duties, Executive shall not be required to travel greater than 50 driving miles from his place of employment more than 25 days within the Term as defined below.

         3. TERM. The term of Executive's employment hereunder shall be for the period beginning on the Closing, and ending 90 days after the Closing (the "Term"). Notwithstanding the scheduled termination date, this Agreement is subject to earlier termination as set forth in Section 8 hereof.

         4. COMMITMENT OF EXECUTIVE. During the Term, Executive shall be employed by the Company on a full-time basis, and shall not perform work for compensation (except for reimbursement of reasonable expenses approved by the Company) within the industries in which CORE, any of CORE's subsidiaries, or FBIC are active for any person or entity other than the Company without first obtaining the prior written consent of the Supervisor.

         5. COMPENSATION.

                  (a) SALARY. During the Term of this Agreement, the Company agrees to compensate Executive at the rate of not less than Two Hundred Eighty Thousand Eight Hundred Dollars ($280,800) per annum (a "Base Salary").

                  (b) PAYROLL POLICIES. Executive's compensation shall be paid in installments pursuant to the Company's personnel policies, as they may be amended from time to time, less any applicable federal, state or local payroll tax deductions incident on Executive, as well as any voluntary deductions available under the Company's personnel policies and elected by Executive.

                  (c) BONUSES. Executive shall be eligible to receive a bonus at the end of the Term, of up to Twenty Eight Thousand Eighty Dollars ($28,080) as determined by the Supervisor, the criteria for which shall be whether, in the view of a reasonable person knowledgeable of the situation, (i) Executive made a reasonable effort to accomplish the goals for the Term established for him by the Supervisor, (ii) those goals were reasonable given Executive's responsibilities and resources, and (iii) those goals were in fact met. Though not the exclusive means of reaching this conclusion, the mutual agreement of the Supervisor and Executive to end Executive's employment prior to the scheduled end of the Term (that is, "Termination without Cause" rather than "Termination for Cause" in the context of this Agreement) will be taken to represent satisfaction in full of these criteria, and result in payment of the full amount indicated above.

         6. ETHICAL CONDUCT. Executive agrees to adhere to all recognized professional ethics and customs, and to avoid all actions or conduct that injures, directly or indirectly, the professional standing and reputation of the Company, any of the Company's Affiliates as hereinafter defined, or their employees. Executive represents and warrants he is free to enter into this Agreement and that there are no employment contracts, restrictive covenants or other obligations preventing full performance of his duties hereunder.


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

         7. FRINGE BENEFITS.

                  (a) VACATION. Executive shall be entitled to a vacation period without loss of compensation pursuant to the Company's personnel policies, as they may be amended from time to time. In the event that Executive's employment is terminated for any reason prior to the expiration of a complete calendar year, the vacation period to which he is entitled shall be prorated in accordance with the Company's policies, and he shall receive payment based on the daily rate of his Base Salary on account of any unused vacation days.

                  (b) HOLIDAYS. In addition to his vacation time, Executive shall be entitled without loss of compensation to those holidays and floating holidays to which employees of the Company are entitled under the personnel policies of the Company. Personal Absence Days shall be accumulated for Executive in accordance with the personnel policies of the Company.

                  (c) HEALTH CARE COVERAGE. Executive shall be offered a health care benefit package consistent with benefits available to other Company employees as now in effect, and as modified hereafter.

                  (d) DISABILITY BENEFITS. If Executive is unable to work in his capacity as Chairman and Chief Executive Officer on account of illness or accidental injury, the Company agrees to continue Executive's Base Salary (offset by the gross amount of any amounts payable under a Company-sponsored disability or salary continuation program or programs) and fringe benefits for a period at least equal to the number of days required to satisfy the qualifying period for benefits under the long-term disability policy sponsored by the Company and then in effect). During the Term, the Company shall provide Executive at the Company's expense long-term disability insurance coverage which shall be consistent with the long-term disability insurance coverage available to other Company employees as now in effect, and as modified hereinafter.

                  (e) LIFE INSURANCE. Executive shall be offered the opportunity to purchase life insurance coverage on a group basis, consistent with similar benefits available to other Company employees under the Company personnel policies now in effect, and as modified hereafter.

                  (f) OTHER FRINGE BENEFITS. Executive shall be entitled to additional fringe benefits consistent with the personnel policies of the Company, including but not limited to the travel allowance currently in effect for Executive.


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

         8. TERMINATION OF AGREEMENT.

                  (a) CAUSE. Executive's employment hereunder may be terminated by the Company for "Cause". For the purpose of this Agreement, "Cause" means:

                           (i) willful breach or habitual neglect of the duties Executive is required to perform hereunder which are not cured by Executive within 30 days of written notice from the Company of such breach or neglect;
                           (ii) any illegal act by Executive injurious to the business or reputation of the Company or any of its Affiliates;
                           (iii) Executive's engagement in gross misconduct injurious to the business or reputation of the Company or any of its Affiliates;
                           (iv) Executive's conviction of any crime which constitutes a felony in the jurisdiction committed (whether or not involving the Company or any of its Affiliates); or
                           (v) a material breach by Executive of any material provision of this Agreement, which breach is not cured by Executive within thirty (30) days of written notice from the Company of such breach.

         If the Company desires to terminate Executive's employment hereunder for Cause, the Company shall give Executive written notice of the termination date, which may be immediate, and shall specify in said notice the termination provision of the Agreement and the factual basis upon which the termination action is based.

         (b) DISABILITY. Executive's employment hereunder may also be terminated at the election of the Company in the event that Executive is disabled from performing his duties hereunder for a period of at least one hundred eighty
(180) continuous days (or such longer period as may be required to satisfy the qualifying period for benefits under the long-term disability policy sponsored by the Company and then in effect) during the Term. In the event Executive's employment is terminated by the Company because of such a disability of Executive, the Company shall give Executive notice of a termination date, which shall not be less than thirty (30) days subsequent to the date of the notice, and Executive's employment hereunder shall terminate on the termination date as so established by the Company.

         (c) DEATH. Executive's employment hereunder shall terminate automatically upon the death of Executive.

         (d) EFFECT OF TERMINATION FOR CAUSE, DISABILITY OR DEATH. If Executive's employment terminates pursuant to Section 8(a), 8(b), or 8(c), the Company shall pay Executive his Base Salary, accrued but unpaid holiday pay, and accrued and unused vacation time through the date of termination of Executive's employment at the rate or rates then in effect, and the Company shall have no further obligations to Executive under this Agreement, except for benefits expressly provided in
Section 8(d) and for continuation of benefits required of the Company by applicable law.

         (e) TERMINATION WITHOUT CAUSE; SEVERANCE. At the scheduled end of the Agreement Term, or at such earlier date with the agreement of Executive, CORE may terminate Executive's employment without cause, in which event Executive's employment hereunder shall terminate and Executive shall be entitled to the following payments or benefits:

                  (i) all amounts accrued and unpaid to Executive through the termination date, including any Base Salary, accrued but unpaid holiday pay, and accrued but unused vacation time;
                  (ii) Base Salary for the period from the termination date through the scheduled end of the Term;
                  (iii) severance payments comprising Base Salary and health care coverage continuing for eighteen (18) months from the date of termination, in the case of health care coverage, and eighteen (18) months from the scheduled end of the Term, in the case of Base Salary (provided such payments of Base Salary shall be reduced to reflect any salary, consulting fees or other compensation received by Executive for services rendered after one (1) year from the scheduled end of the Term, and further provided, Executive shall timely report to the Company any such compensation). To the extent that such health care coverage cannot by its terms be continued, Base Salary during the severance period with respect to such coverage shall be increased on a grossed-up basis (for the effects of federal and applicable state and local income taxes) to compensate Executive for the actual premium costs of obtaining such coverage under COBRA or comparable coverage through non-group insurance, if less. Payments under this Section 8(e) shall be made on a schedule consistent with CORE's payroll policies and shall be subject to applicable tax deductions and withholdings;
                  (iv) the executive package of outplacement services for which Fortis has contracted with Right & Associates (or the lesser of the cost of such package to Fortis or the actual cost to Executive in the event that Executive wishes to select a different outplacement firm) for a period of up to eighteen (18) months following the scheduled end date of the Term, but ending prior to that time if Executive obtains a comparable position, commences a new business, or no longer requires these services; and
                  (v) continuation with reasonable Company controls of e-mail and voice mail access (with reasonable forwarding capability), continuation of Executive's cell phone contract and on-line service provider, and retention of current personal computer until the end of the outplacement services according to the terms of (iv) above - in


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

                           which connection Executive will on a timely basis forward to appropriate employees of the Company any communications related to the business of the Company which reach him in error.

         9. COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIAL INFORMATION.

         (a) In consideration of and as an inducement to the Company to enter into this Agreement, Executive shall not, for a period commencing on the Effective Date of this Agreement and ending on the later of (i) one (1) year after Executive's termination of employment with the Company, for any reason or
(ii) the date through which severance payments of Base Salary are due pursuant to Section 8(e) above (such later date being referred to as the "Covenant End Date"), serve, directly or indirectly, as an operator, owner, partner, consultant, independent contractor, officer, director, sole proprietor or employee of any firm, company, corporation or entity (other than the Company and its Affiliates) which is engaged within the geographical area of the United States in competition with the businesses of CORE or any of its Affiliates. However, in the event that Executive is serving in such fashion, but for a unit or division of such firm, company, corporation or entity which is not engaged within the geographical area of the United States in competition with the business of the Company or any of its Affiliates, then such service shall not violate this Agreement.

         (b) Executive agrees that for a period commencing on the Effective Date of this Agreement and ending on the Covenant End Date:

                  (i) Executive will not directly or indirectly solicit, hire or attempt to hire for any purpose whatsoever (whether as an employee, consultant, advisor, independent contractor or otherwise) any employee or consultant of the Company or any of its Affiliates or any person who was an employee or consultant of any such corporation or corporations (and will use best efforts to prevent any subsequent employer of Executive or related entity or person from taking any such actions);
                  (ii) Executive will not induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship or potential relationship between any such customer, client, supplier, licensee or business relation, and the Company or any of its Affiliates; and
                  (iii) Executive shall not solicit or attempt to solicit, or accept business from, any entity which at any time during the twelve month period prior to the date of termination of Executive's employment with the Company, was a client or customer of the Company or any of its Affiliates for the purpose of doing business with such client or customer in matters that compete with the business of the Company or any of its Affiliates. For the purpose of this covenant, the clients and customers of the Company or any of its Affiliates shall include those entities with which the Company or any of its Affiliates had held discussions or negotiations concerning services of the Company or any of its Affiliates.


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

         (c) PUBLICLY-HELD STOCK. Nothing herein contained shall prevent Executive from holding or making an investment in:

                  (i) securities listed on a national securities exchange or sold in the over-the-counter market, provided that such investments do not exceed in the aggregate five percent (5%) of the issued and outstanding capital stock of a corporation which is a competitor of the Company or any of its Affiliates within the meaning of this Section; or
                  (ii) interests in a mutual fund or other pooled investment vehicle in which Executive has less than a five percent (5%) interest.

         (d) CONFIDENTIAL INFORMATION. Executive has previously executed and delivered to CORE the Company's standard non-disclosure agreement with respect to confidential information. Executive hereby re-affirms all his obligations pursuant to the Company's standard non-disclosure agreement in the form attached hereto as EXHIBIT A, which is hereby made a part of this Agreement.

         (e) INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company or any of its Affiliates, Executive acknowledges that a breach of any of the covenants contained in this Agreement could result in material irreparable injury to the Company or any of its Affiliates for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company or any of its Affiliates shall be entitled to obtain a temporary restraining order and/or a preliminary and permanent injunction restraining Executive from engaging in any activities prohibited by this Agreement or such other equitable relief as may be required to enforce specifically any of the covenants of this Agreement.

         (f) REASONABLENESS OF RESTRICTIONS. The parties are of the view that the restrictions placed on Executive herein, in the light of all the circumstances are reasonable as to scope, period of time and geographical area. Nevertheless, it is the intent of the parties that this Agreement be enforceable and restrict Executive's activities only to the extent permitted by law. Accordingly, in the event that any provisions in this Agreement shall be determined by arbitrators or by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time over too large a geographic area or range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

         (g) DEFINITION OF "AFFILIATE." For the purposes of this Agreement, "Affiliate" with respect to CORE shall mean FBIC and the direct and indirect subsidiaries of CORE itself.

         10. AVAILABILITY OF RECORDS. During the Term of this Agreement and for a one (1) year period after any termination hereof, the Company agrees to make available to Executive, his executors, administrators or heirs, for inspection on the premises of the

Company during normal working hours, copies of any records relating to activities while employed by the Company and which relate to any rights or benefits to which Executive was entitled at the time of his termination of employment. However, upon the termination of this Agreement, Executive shall not be entitled to retain any records or charts of the Company or any of its Affiliates in his possession.

         11. ARBITRATION. Any controversy or claim arising under or relating to this Agreement, or breach therefor, shall be settled by arbitration in Jackson County, Missouri in accordance with the rules of the American Arbitration Association as in effect from time to time. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         Notwithstanding anything contained in this Section 11, Executive agrees that, in the event of any actual or threatened breach by Executive of his undertakings in Section 9, the Company or any of its Affiliates shall be entitled to immediate temporary injunctive and other equitable relief awarded in or in addition to the arbitration as provided herein, which arbitration need not have occurred at the time such relief is sought.

         The provisions of this Agreement shall survive the termination of this Agreement or of Executive's employment hereunder to the fullest extent required to give effect to the righs and obligations of the parties, including but not limited to the provisions of Sections 8, 9, 10 and 11 hereof that are to be observed, carried out or performed after such termination.

         12. ASSIGNABILITY. This Agreement shall inure to the benefit of the successors and assigns of the Company. However, this Agreement is personal to Executive, and he may not assign any of his rights or obligations hereunder.

         13. AMENDMENTS. No amendment of or variation in the terms of this Agreement shall be valid unless made in writing and signed by Executive and a duly authorized representative of the Company.

         14. NOTICES. Any notice required or permitted under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) if by delivery in person, or by overnight delivery, facsimile, telegram or other standard form of telecommunications, or certified or registered mail, postage prepaid, return receipt requested, to the Supervisor at FBIC or his or her last known business address, with a copy to the last known home office of the Company (in the case of the Supervisor or the Company), or to the last known personal address of the Executive (in the case of Executive).

         15. RULES OF CONSTRUCTION; HEADING AND VALIDITY. This Agreement shall be constructed in accordance with the laws of Massachusetts.

         The headings contained in this Agreement are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

         If any provision of this Agreement or portion of such provision, or the application thereof under any circumstances, is held invalid by final arbitrator's award or by a court of competent jurisdiction, the remainder of this Agreement (or the remainder of such provision) and the application thereof under other circumstances shall not be affected by such partial invalidity.

         In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by all the parties hereto. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         In the event of any inconsistency between this Agreement and Company personnel policies, the terms and provisions of this Agreement shall apply and control.

         16. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and, when effective, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as are specifically set forth herein. Except as otherwise provided by this Agreement, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         IN WITNESS WHEREOF, the parties to this Agreement have caused the same to be executed as of the date first above written.
                                   CORE, INC.
                                   ("Company" or "CORE")


                                   By: /s/ Craig C. Horton
                                       -----------------------------------
                                   Name: Craig C. Horton
                                   Title: President, COO

                                    /S/ George C. Carpenter IV
                                   ---------------------------------------
                                   Name: George C. Carpenter IV
                                            ("Executive")


Exhibit A - Company Non-Disclosure Agreement


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